Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into between Equitrans Midstream Corporation, including its subsidiaries and affiliates (“ETRN” or the “Company”), and Thomas F. Karam (“Employee”).

WHEREAS, Employee will discontinue his role as Chief Executive Officer of ETRN effective as of the close of business on December 31, 2023 but will remain employed by ETRN and serve as Executive Chairman effective as of January 1, 2024 on the terms set forth below.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.            Employee acknowledges and agrees that effective as of 11:59 p.m., Eastern Time, on December 31, 2023, he will discontinue his role as Chief Executive Officer of ETRN. Employee will remain employed with ETRN and, effective January 1, 2024, serve as Executive Chairman pursuant to the terms of this Agreement and the Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement between Employee and the Company dated November 13, 2018, as amended (the “Non-Compete” and collectively, the “Karam Agreements”). As Executive Chairman, Mr. Karam agrees to provide services including but not limited to the following:

a.            Providing advice, guidance and assistance to the Company.

b.           Working in conjunction with the chief executive officer to define the Company’s strategy.

c.            Maintaining business continuity with external stakeholders, including but not limited to, investors.

2.            Subject to Employee’s execution of this Agreement, and Employee’s compliance with his obligations under the Karam Agreements, Employee shall be entitled to the following benefits during his tenure as an employee and Executive Chairman of ETRN:

a.           Base Salary. Mr. Karam’s base salary will be $625,000 annually and will be paid according to the Company’s regular payroll practices. Future adjustments, if any, will be made by the ETRN Board of Directors (“Board”) upon the recommendation of the Human Capital and Compensation Committee of the Board.

b.           Bonus. Employee will receive a cash bonus of $7,500,000 (the “Bonus”). The Bonus will be paid in a single lump sum no later than December 31, 2023. In the event Employee breaches the terms of his Non-Compete, Employee shall be required to repay to the Company the Bonus received within 60 days following such breach.

c.            Long-Term Incentive Plan Awards. Any and all outstanding restricted stock, restricted stock units and other equity or equity-based awards granted to Employee under the ETRN 2018 Long-Term Incentive Plan (as amended from time to time and including any successor plan thereto) (the “LTIP”) and any other long-term incentive plan of the Company, shall remain subject to the terms and conditions of the applicable award program documentation, as it may be amended from time to time. In 2024, Employee will be eligible for a long-term incentive award under the LTIP consisting of time and/or performance-based restricted stock units with an aggregate grant date value of $3,250,000 (the “2024 LTIP”). The 2024 LTIP will be governed by the LTIP and any related program documentation and/or award agreement(s).

d.            Short-Term Incentive Awards. Any and all outstanding awards granted to Employee under the Executive Short-Term Incentive Plan (as amended from time to time and including any successor plan thereto) (the “ESTIP”) and any other short-term incentive plan of the Company, shall remain subject to the terms and conditions of the applicable award program documentation, as it may be amended from time to time. In 2024, Employee’s target ESTIP award will be valued at $625,000. The 2024 ESTIP will be governed by the ESTIP and any related program documentation and/or award agreement(s).

3.            Employee, upon reasonable notice and at reasonable times, agrees to cooperate with the Company in the defense of litigation and in related investigations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while Employee was employed by the Company. Further, Employee hereby re-affirms the reasonableness of, and his agreement to abide by, his obligations under, and the terms and conditions of, the Non-Compete.

4.            The payments provided for in this Agreement shall be subject to applicable tax and payroll withholding.

5.            The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

6.            This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

7.            This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

8.            Except as otherwise expressly set forth in this Agreement, this Agreement contains the entire agreement between the parties and it supersedes all prior agreements and understandings between ETRN and Employee (oral or written). Notwithstanding the foregoing, Employee’s covenants, obligations and acknowledgements, and ETRN’s rights and remedies, set forth in the Non-Compete, remain in full force and effect.

9.            This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.

10.          EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY EXECUTING AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQUITRANS MIDSTREAM CORPORATION		EMPLOYEE

By:	/s/ Anne M. Naqi	/s/ Thomas F. Karam
Anne M. Naqi		Thomas F. Karam
Vice President & Chief Human Resources Officer

September 6, 2023		September 6, 2023
Date		Date